[AAL LOGO OMITTED]
                          AID ASSOCIATION FOR LUTHERANS
                                   Articles of
                                  Incorporation
                                   and Bylaws

                                     PREFACE

The AAL Articles of Incorporation and Bylaws, printed in this brochure, are part of your fraternal contract with Aid Association for Lutherans. (See bylaws, section 4, page two.) They set the framework within which all AAL programs, operations and policies must fall. Members of the AAL Board of Directors, as representatives of all AAL members, use the bylaws and articles to make decisions about corporate objectives, policies and strategy. These decisions, in turn, dictate the course of management decisions.

                         Articles of Incorporation
                            As amended January 1,1986

                                       I
                                      Name

The name of this fraternal benefit society shall be Aid Association for Lutherans."

                                       II
                                Place of Business

The principal office of this fraternal benefit society shall be at Appleton, Wisconsin.

                                       III
                                     Powers

For the purposes set forth in these articles,  Aid Association for Lutherans,  a
Wisconsin   corporation   organized  and  operating  under  the  laws  governing
Fraternals, shall have all the powers granted by law.

                                       IV
                                     Purpose

The purpose of Aid Association for Lutherans is to associate Lutherans and their families and thereby enable them through membership in this fraternal benefit society to aid themselves and others with programs of: 1. Insurance and other benefits permissible under the laws governing Fraternals; and 2. Fraternal and benevolent activities in local branches; and 3. Assistance to Lutheran congregations and their institutions; and 4. Assistance to such other lawful social, intellectual, educational, charitable, benevolent, moral, fraternal, patriotic or religious endeavors as the board of directors may determine.

                                        V
                             Supreme Governing Body

The supreme governing body shall be a board of directors made up of benefit members of this fraternal benefit society. The board shall consist of 12 elective directors, such appointive directors as the board may appoint in a manner prescribed in the bylaws, and not more than two principal officers of the society designated by the board from time to time. The elective directors shall be elected by the benefit members in a manner prescribed in the bylaws, and shall constitute a majority of the board in number.

                                       VI
                                   Membership

1. Classes of members. There shall be the following classes of members:

   A. Benefit member. A benefit member is a person of age 16 or more who has been accepted for membership in accordance with eligibility rules as determined by resolution of the board of directors and who is issued a certificate of membership and insurance, or who receives a settlement agreement benefit by virtue of such insurance. When more than one person in a family is covered in a single certificate only the applicant is a benefit member. Benefit members may participate in the affairs and activities of the local branch in which they are members and may also hold office therein. Benefit members shall also have the right to vote in the corporate and insurance affairs of this fraternal benefit society according to the articles and bylaws.
   B. Associate member An associate member is a person age 16 or more who has been accepted for membership in accordance with eligibility rules as determined by resolution of the board of directors and who has been issued a certificate of membership. Associate members may participate in the affairs and activities of the local branch in which they are members, and may hold office therein, but shall not have the right to vote in the corporate and insurance affairs of this fraternal benefit society.

2. Juveniles. This fraternal benefit society may insure the lives or disability of children younger than the minimum age for benefit membership but otherwise eligible for benefit membership. Such insurance shall be issued upon the application of some adult person who shall not by reason thereof, nor by reason of any benefit providing waiver of premiums, become a benefit member. At age 16 the insured juvenile shall become a benefit member.

                                       VII
                                    Branches

Local branches may be chartered by the board of directors in a manner prescribed in the bylaws, and shall have such powers as the board of directors shall determine.

                                      VIII
                                     Bylaws

The board of directors shall have power to make bylaws, and to repeal or amend them. Notice of changes to the bylaws shall be given to benefit members and applicants for juvenile insurance in a manner prescribed in the bylaws.

                                       IX
                                   Amendments

These articles may be amended or repealed in whole or in part by a majority of the votes cast by benefit members. Before submitting such changes to a vote of the benefit members, the board of directors shall approve such changes by an affirmative vote of a majority of the full board. Upon adoption by the benefit members such changes shall be filed with the Commissioner of Insurance of the state of Wisconsin and shall be published in the official publication in a manner prescribed in the bylaws.


                                     Bylaws
                           As amended March 27, 1999

                                   DEFINITIONS

Section 1. Wherever the term "the Association" appears in these bylaws, it means "Aid Association for Lutherans." Wherever the term "board" appears in these bylaws, it means "board of directors." Wherever the term "home office" appears in these bylaws, it means "principal office."

                           APPLICATION FOR MEMBERSHIP

Section 2. Application for benefit membership shall be upon a form in use by the Association. It shall be accompanied by evidence of insurability (if required) which is acceptable to the Association under its rules and regulations. Application for associate membership, if such be authorized by the board, shall be upon a form in use by the Association.

                               JUVENILE INSURANCE

Section 3. Application for juvenile insurance shall be upon a form in use by the Association and shall be accompanied by evidence of insurability (if required) which is acceptable to the Association under its rules and regulations. Juvenile certificates shall be under the control of the applicant for the period provided in the certificate. If it be in the best interest of the juvenile as determined by the Association, the applicant may be divested of control of a juvenile certificate. If the applicant has been divested of control of the juvenile certificate or if the applicant has died, control shall be vested in the legally appointed guardian of the juvenile. If a guardian is not appointed, control shall be vested in some person who shall appear to the Association to be equitably entitled to it by reason of being responsible for the support and maintenance of such juvenile, or by reason of relationship.

                               FRATERNAL CONTRACT

Section 4. The certificate of membership and insurance, together with any riders or endorsements attached to it, the application, the declaration of insurability (if any) signed by the applicant, the articles of incorporation and bylaws and all amendments to them, constitute the entire contract when it is issued. Any subsequent changes to the articles of incorporation or bylaws shall be binding upon the member, beneficiaries or other persons affected, and shall govern and control in all respects, except that no changes shall destroy or diminish benefits promised in the certificate when it was issued.

                                  BENEFICIARIES

Section 5. Any of the following persons may be designated as beneficiary: the applicant benefit member, wife, husband, child, parent or other person related to the benefit member by blood, marriage or legal adoption; foster parents of the benefit member; betrothed of the benefit member; dependents of the benefit member; or, where not prohibited by law, the estate of the benefit member. With the consent of the Association, any of the following may also be designated as beneficiary: a charitable institution; church or church organization; educational institution; a nonprofit corporation; any corporation, community chest, fund or foundation described in section 501(c)(3) of the Internal Revenue Code of 1954 and its subsequent amendments, and operated exclusively for religious, charitable, scientific, literary or educational purposes; or a person, corporation, partnership or other legal entity which has an interest in the benefit member, provided that the proceeds are for the benefit, direct or indirect, of the benefit member or the benefit member's family or dependents. Wherever the applicable laws conflict with the above, only beneficiaries permitted by such laws may be designated.

Section 6. Unless the beneficiary designation calls for some other method of distribution, if some beneficiaries of the same class die before the insured, the death benefit proceeds shall be paid in full to the surviving beneficiaries of the same class. Each shall share equally the portion of the death benefit proceeds not otherwise disposed of in the certificate. If all beneficiaries, however designated, are dead when the insured dies, the death benefit proceeds--where not otherwise required by law--shall be paid to the owner or to the owner's estate. A beneficiary shall not have or acquire any claim against the Association whatever until the insured dies unless otherwise provided by law.

Section 7. No beneficiary change shall take effect unless received by the Association at its home office. When it is received, any change shall take effect as of the date the request for beneficiary change was signed, as long as the request for change was mailed or actually delivered to the Association while the insured was alive. Such beneficiary change shall be null and void where the Association has made a good faith payment of the proceeds or has taken other action before receiving the change.

                               SETTLEMENT OPTIONS

Section 8. In addition to the settlement options offered in the certificate, the Association may offer any other manner of settlement made available by the Association at the time certificate proceeds are to be paid.

                             MAINTENANCE OF SOLVENCY

Section 9. If the Association's reserves for any class of certificates, other than those portions of any certificate that provide variable benefits based on the experience of a separate account authorized under Section 10, become impaired, the board may require that benefit members pay the Association an equitable amount to eliminate the deficiency. If the amount is not paid, it shall be charged as an indebtedness against the certificate and shall draw interest at the lower rate of either what is specified in the certificate for certificate loans or what is specified in the certificate under the maintenance of solvency provision. If the owner of the certificate agrees, an equivalent reduction in benefits can be chosen instead of the payment or indebtedness charged against the certificate.

                    SEPARATE ACCOUNTS AND VARIABLE CONTRACTS

Section 10. The board of directors may provide for the establishment and operation of one or more separate accounts in accordance with applicable law. AAL may issue contracts on a variable basis that provide for the dollar amount of benefits or other contractual payments or values to vary so as to reflect the investment results of such separate accounts. The board of directors may adopt special procedures or create legal entities necessary or appropriate for the conduct of the business and affairs of any variable contract and separate account. Any provisions of the AAL Bylaws that are inconsistent with the provisions of this bylaw shall not apply to any variable contract or separate account.

                                      TAXES

Section 11. If any jurisdiction requires the Association to pay any sum as a tax on its operations, the board may determine an equitable apportionment of the full amount of the taxes paid and make a levy of such amount upon the benefit members and insureds residing in that jurisdiction. Notice of the levy including the manner in which it is to be paid, shall be given to those affected. If the amount levied is not paid after 60 days from the date of the notice, the amount shall be charged as an indebtedness against the certificate and draw interest at 5 percent per annum compounded annually.

                             RESOLUTION OF DISPUTES
Section 12.

(a) Purpose. The purpose of this section is to prescribe the sole means to present and resolve grievances, complaints or disputes brought by members, certificate owners or beneficiaries, against the Association or its directors, officers, agents and employees. Procedures set forth in this section are meant to provide prompt, fair and efficient opportunities for dispute resolution, consistent with the fraternal nature of the Association, without the delay and expense of formal legal proceedings.

(b) Scope. This section applies to all past, current and future benefit certificates, members, insureds, certificate owners, and beneficiaries. It applies to all claims, actions, disputes and grievances of any kind or nature whatsoever. It includes, but is not limited to, claims based on breach of benefit contract, as well as claims based on fraud, misrepresentation, violation of statute, discrimination, denial of civil rights, conspiracy, defamation, and infliction of distress, against the Association or its directors, officers, agents or employees. This section does not apply to claims or disputes made after the applicable statute of limitations has expired. This section does not apply to actions brought by the Association, including, but not limited to, actions for: declaratory judgment, determining proper payees, recovering amounts due, and contesting insurance coverage or membership eligibility.

(c) Procedures. No lawsuits or any other actions may be brought for any claims or disputes covered by this section. The following are the steps and procedures for presenting and resolving disputes:

     Step 1. Appeal. Appeal of the dispute to a designated reviewer within the Association as appropriate to the dispute.

     Step 2. Mediation. If step 1 does not result in a mutually satisfactory resolution, either party has the right to have the matter mediated in accord with the applicable mediation rules of the American Arbitration Association (or other neutral organization as agreed upon by the parties).

     Step 3. Arbitration. If there is still no mutually satisfactory resolution, the matter will be resolved by binding arbitration in accord with rules of the American Arbitration Association. The arbitrator(s) may award any actual damages incurred for which there is liability, but may not award attorneys' fees, or compensatory, exemplary, extra-contractual or punitive damages. The decision of the arbitrator(s) is binding and final. Additional procedural rules may be defined in policies established by the Association and made available upon request. If a claim or dispute is subject to law that prohibits parties from agreeing to submit future disputes to binding arbitration, arbitration results shall be non-binding, unless both the individual and the Association voluntarily agree to binding arbitration after the claim or dispute has arisen.

(d) Costs. Fees and expenses of the mediator and/or arbitrator shall be paid out of a dispute resolution fund established by the Association. This does not include attorneys' fees, experts' fees, or discovery costs, which each party shall bear as its own responsibility.

(e)  Joinder  of  Disputes.  No claim or  dispute  may be  brought  against  the
     Association or its directors, officers, agents or employees, in a representative capacity, or on behalf of any "class" of persons or members. Claims of multiple persons may be joined and presented under this section provided all affected members, certificate owners and beneficiaries consent in writing, or if the Association determines that joinder is appropriate.


                        RECEIPT OF PAYMENTS NOT A WAIVER

Section 13. If the Association receives and temporarily holds a payment or premium, this shall not constitute a waiver of any of its defenses. If a certificate has lapsed or been forfeited, or if the Association has received a notice of cancellation, the payment of any premium for the certificate shall not revive or continue the certificate, whether made on notice of premium due or otherwise, and the payment shall be returned to the person making it.

                               BOARD OF DIRECTORS

Section 14. The affairs of the Association shall be managed under the direction of the board. The board shall meet quarterly at dates to be set by the board. All meetings shall be held at the home office of the Association unless some other place is designated by the chief executive officer or board. Regular or special meetings of the board of directors or its committees may also be conducted by other means of communication, as prescribed by Wisconsin law, if so designated by the board, the chairman of the board, the chief executive officer, or the chairman of a committee of the board with respect to committee meetings. Special meetings may be called by the chief executive officer or upon written request to the secretary by at least five members of the board. The chief executive officer or secretary shall notify board members, in writing or by personal delivery, of the purpose, time and place of special meetings at least seven calendar days before the date of the meetings. Except in the case of removal of a director from office for cause, board members may waive their right to receive notice individually and the board, by unanimous vote of the full board, may suspend the requirement to give such notice.

Section 15. The board shall elect a chairman of the board and vice chairman of the board from among its members for a term of up to one year. The chairman shall preside at all meetings of the board and perform such other duties as may be designated by the board. If the chairman of the board is a principal officer of the Association, he or she shall be responsible only to the board. The vice chairman shall preside at meetings of the board in the absence of the chairman.

Section 16. A majority of the members of the board shall constitute a quorum to transact all business unless otherwise required in the articles of incorporation or bylaws of the Association.

                      ELECTION OR APPOINTMENT OF DIRECTORS

Section 17. Twelve benefit members shall be elected to the board for terms of office of four years each, three members being elected each year in the following manner: The board, as well as each branch, shall have the right to nominate benefit members as candidates for director. All nominations must be reported to the secretary of the Association at the home office within the time specified by the board. The secretary shall report the nominations to the board. The board shall then direct the secretary to prepare the ballot and give notice of the election, specifying the time and procedures for election. Each branch shall conduct an election meeting within the time specified at which a vote shall be taken on the candidates and shall be reported in the manner and within the time specified in the notice of election. Those elective directors whose terms do not expire with the current election shall constitute the Election Committee. The tabulation of results of the election shall be done by an independent certified public accounting firm selected by the board to report to the Election Committee. The Election Committee shall declare the three candidates receiving the highest number of valid votes to be duly elected for a term beginning with the first quarterly meeting of the board in the year following election.

Section 18. Vacancies in elective directorship positions shall be filled as soon as possible by an affirmative vote of a majority of the remaining elective directors. Such directors shall fill the unexpired terms and shall be considered elective directors.

Section 19. Except as provided in Section 20, benefit members of the Association shall not be eligible for election to the board for an initial term if they shall have passed their 60th birthday on the first day of January of the year in which their term would begin. No employee of the Association shall be eligible for election to the board nor shall any former employee be eligible for election to the board until the expiration of two years from the date of termination of employment.

Section 20. The board may appoint up to four benefit members of the Association to serve as appointive directors for a term of office of one year. The board may also appoint not more than two principal officers of the Association to serve as directors as the board shall from time to time determine to be in the Association's best interest. Any appointment or reappointment shall require the affirmative vote of a majority of the elective directors. An appointive director shall be eligible for election pursuant to Section 17 or appointment pursuant to
Section 18 if the date of initial appointment as an appointive director preceded such director's 60th birthday.

Section 21. No elective, appointive or principal officer director shall serve beyond December 31 of the year in which age 70 is attained. A director may be removed from office for cause by an affirmative vote of a majority of the full board at a meeting of the board called for that purpose.

                             COMMITTEES OF DIRECTORS

Section 22. The board by resolution adopted by a majority of the full board may designate a governance committee and one or more additional committees of directors. Each committee shall consist of three or more directors who serve by appointment of the board. Each committee shall have such authority as delegated to it by the board. A majority of the members of each committee of directors shall constitute a quorum for the transaction of all committee business. Vacancies occurring on committees of directors shall be filled by the board as soon as possible.

                           OFFICERS OF THE ASSOCIATION

Section 23. The principal officers of the Association shall be the chairman of the board, chief executive officer, president, secretary, treasurer and all vice presidents except second vice presidents and assistant vice presidents. Principal officers shall be elected by the board and shall serve at the pleasure of the board. Officers other than principal officers shall be appointed by the chief executive officer.

Section 24. The board shall elect the person who shall serve as chief executive officer of the Association. The chief executive officer shall be responsible only to the board. All other officers and employees of the Association shall be under the chief executive officer's supervision and control. Subject to the control and direction of the board, all activities and operations of the Association shall be under the chief executive officer's supervision and control.

Section 25. The board shall fix reasonable compensation for directors and principal officers. The chief executive officer shall fix compensation for officers other than principal officers, in accordance with policies established by the board.

                              OFFICIAL PUBLICATION

Section 26. The official publication of the Association shall be called Correspondent. Any notice, report or statement required by law, including notice of election, may be published in Correspondent. If Association records show that two or more benefit members or applicants for juvenile insurance have the same mailing address, a Correspondent mailed to one of them is deemed mailed to all of them at the same address unless a separate copy is requested. All amendments to the Articles of Incorporation and Bylaws of the Association shall be published in Correspondent not later than four months after the date of filing such amendments with the Commissioner of Insurance of the state of Wisconsin. An affidavit by the secretary of the Association certifying that Correspondent was mailed in accordance with this section shall be submitted to the board at its next meeting after publication of any notice, report or statement required by law. The affidavits shall be filed in the records of the secretary's office.

                                   FISCAL YEAR

Section 27. The fiscal year of the Association shall begin on the first day of January and end on the thirty-first day of December.

                                  ANNUAL REPORT

Section 28. An annual statement of the transactions of each fiscal year shall be prepared and published in Correspondent within six months following the close of each fiscal year.

                                 LOCAL BRANCHES

Section 29. Branches shall be created and maintained to foster voluntary activity for aiding such lawful social, intellectual, educational, charitable, benevolent, moral, fraternal, patriotic or religious endeavors as the branch determines in accord with policies of the board; to provide members with the opportunity to take part in benevolent and charitable activities of the Association; and to provide benefit members with the opportunity to exercise their right to vote in the corporate and insurance affairs of the Association.

Section 30. Branches shall be chartered by resolution of the board upon petition to it by 10 benefit members who live in the same general locality. The petition shall indicate acceptance of the Articles of Incorporation and Bylaws of the Association and the constitution for local branches. Petitions for branch charters by groups of less than 10 benefit members may be specially considered by the board, and charters may be issued pursuant to such petitions when the board finds that the circumstances are justified. Charters may be withdrawn when the board determines it to be in the best interests of the Association. The form of petition, charter and constitution for local branches shall be adopted by the board.

Section 31. Regular meetings of the branches shall be held at least monthly. Meetings for election of directors and branch officers shall be held according to procedures and during the time prescribed by the board.

Section 32. Branches may voluntarily join together to form regional groupings of branches to assist each other in the performance of their fraternal and benevolent activities, subject to the supervision and control of the board.

                       INDEMNIFICATION AND FIDELITY BONDS

Section 33. The Association shall indemnify any person who is or was a director, officer or employee against liability for acts or omissions in the performance of their duties. The Association shall also indemnify any person who is or was serving at the request of the Association as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, or any director, officer or employee who is or was serving in a fiduciary capacity with regard to any employee benefit plan, against liability for acts or omissions in the performance of their duties. The Association may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against and incurred by the individual in his or her capacity as an employee, agent, director or officer, or arising from his or her status as an employee, agent, director or officer, regardless of whether the Association is required or authorized to indemnify or allow expenses to the individual against the same liability. If such insurance is purchased, the amounts shall be as determined by resolution of the board. The Association shall maintain fidelity bonds on the officers and employees as determined by resolution of the board.

                                   AMENDMENTS

Section 34. These bylaws may be repealed or amended, or new bylaws may be adopted, at any regular meeting of the board or at any special meeting called for that purpose. Notice of the proposed change shall be mailed or personally delivered to board members at least 30 calendar days before the date of the meeting. Board members may waive their right to receive notice individually and the board, by unanimous vote of the full board, may suspend the requirement to give such notice. Theo number of votes required to repeal or amend these bylaws, or adopt new bylaws, shall be an affirmative vote of a majority of the full board. Such changes shall be effective from the date of passage or at such other date as stipulated by the board and shall be filed promptly after adoption with the Commissioner of Insurance of the state of Wisconsin. After filing, the changes shall be published in the official publication as prescribed in these bylaws.
                              [AAL LOGO OMITTED]
                              AID ASSOCIATION FOR LUTHERANS
                              4321 N. Ballard Road, Appleton, WI  54919-0001